The Bank Holdings Announces Definitive Agreement to Acquire Exchange Company

(Reno, NV)...The Bank Holdings, (NASDAQ: TBHS) along with Granite Exchange, LLC of Roseville, California, announced the execution of a definitive agreement through which Granite Exchange, LLC will be merged into Granite Exchange, Inc., a subsidiary of The Bank Holdings, in a cash transaction valued at $5.2 million. Granite Exchange and its subsidiary All-Star Exchange Services LLC are “qualified intermediaries” facilitating tax-deferred real estate exchanges under Section 1031 of the Internal Revenue Code and operating primarily in northern California. The transaction is subject to the approval of the Federal Reserve and is expected to close during March 2006.

Granite Exchange opened for business in 1996 and has grown from a few exchanges during that first year to over eleven hundred in 2005. Granite Exchange activities will continue under Justin Swift, President and Chief Operating Officer. There are no anticipated changes in its experienced staff, located at 1400 Rocky Ridge Drive, Suite 280 in Roseville, California. The exchange company is supported by an internet website, www.graniteexchange.com.

AllStar Exchange is a subsidiary of Granite Exchange, which operates on a limited basis and their activities will continue under Justin Swift. The exchange company is supported by an internet website, www.allstarexchange.com.

As qualified intermediaries, Granite and AllStar select the financial institution which holds the depositary accounts created as part of the exchange transaction. At December 31, 2005, the exchange balances of both organizations totaled about $90 million, approximately $60 million of which was on deposit at The Bank Holdings’ subsidiary, Nevada Security Bank. Following consummation of the acquisition, both Granite and AllStar will continue to deposit transaction balances at Nevada Security Bank.

Hal Giomi, Chief Executive Officer of The Bank Holdings, noted that the exchange balances deposited and held by the Bank will positively impact the Company by increasing the Company’s core deposits, decreasing the Company’s loan to deposit ratio, changing the Company’s cost of funds, and supporting future loan growth. In addition, certain income from Granite’s exchange activities will increase fee income, thereby enhancing Company returns. He said, “Justin Swift is an extremely capable and well known individual in this highly-respected, service-oriented organization. He will continue to manage the activities of these operations. We expect increased transaction volume for this and subsequent years.”

Justin Swift, President and Chief Operating Officer of Granite Exchange stated, “We are very excited to join with The Bank Holdings in expanding their qualified intermediary 1031 exchange business. Being part of a growing, publicly traded financial organization brings greater resources from which we can draw and lends increased credence to our professional standing. Among the additional resources benefiting our customers are increased liability insurance limits and greater availability of operational and audit review to ensure our procedures are consistent with the best practices offered in the industry. Additional benefits for our staff include a human resources department, the availability of participating in broader group insurance and retirement packages and the knowledge of joining a growing organization with an exciting future. This market is highly competitive. The resources that our new parent brings are extremely complementary to our focus on delivering the most professional service to our customer base.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank in Reno, Nevada, and Big Sky Property Exchange of Bozeman, Montana. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer. The Bank opened for business on December 27, 2001 with initial capitalization of over $14 million, currently has contributed capital of about $30 million and operates three branch offices in northern Nevada and one in Roseville, California, separately branded as Silverado Bank. An additional branch office is scheduled to open in northern Nevada during the second quarter of 2006. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. For additional information, please visit www.nevadasecuritybank.com. The President of Big Sky Property Exchange is Michael Herrick.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada, California and Montana economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch and business expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings, or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada	Phone: 775-853-8600

FAX:   775-853-2068